Exhibit 99.1

For Immediate Release	Media Contact:	Investor Contact:
July 25, 2007	Bo Piela	Sally Curley
	(617) 768-6579	(617) 768-6140

Genzyme Reports Significant Earnings Growth in Second Quarter

------------------------------------------

Expects Compound Earnings Growth of 20 Percent over Next Five Years

CAMBRIDGE, Mass. — Genzyme Corporation (Nasdaq: GENZ) reported today that strong revenue growth and solid operating leverage drove a significant increase in second-quarter non-GAAP profits, continuing the momentum of the past several quarters. Revenue rose 18 percent to $933.4 million from $793.4 million in the same period a year ago, driven once again by growth in most product areas.

GAAP net income rose to $139.9 million, or $0.51 per diluted share, compared with $134.5 million, or $0.49 per diluted share, in the quarter a year ago.

Non-GAAP net income grew 32 percent to $238.7 million from $181.2 million in the same period last year. Non-GAAP earnings rose 30 percent to $0.88 per diluted share from $0.68. Non-GAAP figures for this year’s second quarter exclude pre-tax stock-compensation expenses of $71.8 million, amortization of $49.5 million, a $25 million milestone payment to Ceregene Inc., and the effect of contingent convertible debt.

Genzyme expects to exceed its 2007 non-GAAP earnings guidance of $3.20-$3.30 per diluted share, given its strong results in the first half of the year. The company now expects non-GAAP earnings of $3.35-$3.40 per diluted share.

Based on its strong and consistent performance, the potential of its deep product portfolio, and the leverage from its global infrastructure, Genzyme anticipates that non-GAAP earnings will grow at a compound average of 20 percent annually from 2006 through 2011.

“We are confident about the current strength of the company and have a bullish view of our future,” said Genzyme’s Chairman and Chief Executive Officer, Henri A. Termeer. “We remain focused on our goal of sustaining a 20 percent earnings growth rate. We evaluate every decision we make about internal programs and acquisitions in the context of this goal.”

During the second quarter, Genzyme generated approximately $290 million in cash from operations and increased its cash position to approximately $1.5 billion. The company has begun using a portion of its operating cash flow to repurchase up to 20 million of its outstanding common shares over the next three years to reduce the dilutive effect of its equity compensation programs. In the second quarter, the company repurchased approximately 1 million shares.

Genzyme has reported pivotal trial results this year for many late-stage development programs. These results provide greater clarity and certainty about the promise of a number of potential new products that the company expects will contribute to its growth over the longer term. Based on the results of these studies, Genzyme anticipates that during the next six to twelve months it will do the following:

—Apply for approval to market Mozobil™ (plerixafor), an innovative product intended to facilitate and improve the outcome of stem-cell transplantation procedures. In the pivotal trial of Mozobil involving patients with non-Hodgkin’s lymphoma, the product showed a treatment effect that was three times greater than the current standard of care. In the first half of next year, Genzyme intends to apply for U.S. and European approval to market Mozobil for a lymphoma indication. The company will also seek a multiple myeloma indication for Mozobil if the soon-to-be released results from a second phase 3 trial are also favorable. Genzyme’s global presence in the transplant field will provide an excellent platform for the anticipated introduction of Mozobil.

—Launch Renvela® (sevelamer carbonate) in the United States. Renvela is a second-generation, buffered form of Renagel® (sevelamer hydrochloride) that will enable Genzyme to expand the market for its phosphate binder by reaching patients with chronic kidney disease who have not progressed to dialysis. The FDA is currently reviewing Genzyme’s application for Renvela’s use by dialysis patients. The company expects to subsequently pursue a chronic kidney disease indication and to file for approval of a powder form of Renvela that may make it easier for patients to comply with their prescribed treatment program.

—Gain approval for Campath® (alemtuzumab) as a first-line treatment for B-cell chronic lymphocytic leukemia (B-CLL). The product is currently indicated for the treatment of B-CLL in patients who have been treated with alkylating agents and who have failed fludarabine therapy. Genzyme has filed to expand Campath’s U.S. and European labeling to include first-line treatment, which would significantly increase the number of patients eligible to receive the product. FDA action is expected in the third quarter.

—Seek U.S. approval for the use of Clolar® (clofarabine for injection) as a first-line treatment for adult patients with acute myeloid leukemia (AML). Clolar is currently indicated for the treatment of acute lympblastic leukemia in relapsed and refractory pediatric patients. Genzyme is conducting two trials of Clolar involving adult patients with AML and expects to pursue an expanded U.S. indication next year.

—Launch Synvisc-One™, an investigational combined-dose regimen of Synvisc® (hylan G-F 20) provided in a single injection. Genzyme is confident that a viscosupplementation product that can be delivered through a single knee injection will simplify osteoarthritis pain management, reduce the overall cost of therapy and offer a treatment option that may expand the benefits of viscosupplementation to a broader number of patients. The company has submitted U.S. and European applications for Synvisc-One, and action on both is expected this year.

—Apply for CE Mark approval of hylastan™ in the European Union. Hylastan is an alternatively formulated viscosupplementation product that, like Synvisc-One, was designed to simplify osteoarthritis pain management by reducing the number of required knee injections. The pivotal trial of hylastan showed that the product reduced knee pain in a significant and clinically meaningful way, and Genzyme believes that this result will support a CE mark approval in Europe. The pivotal study of hylastan did not meet its primary endpoint of showing that the product can provide superior pain relief to steroids.

Therapeutics

Sales of Genzyme’s four treatments for lysosomal storage disorders showed continued strength in the second quarter, driven by the growing number of patients receiving therapy. Sales of Myozyme® (alglucosidase alfa) rose to $46.7 million, compared with $6.5 million in the same period a year ago following product launch. Last month, Genzyme launched Myozyme in Japan, and the company is preparing for approval in Brazil, another key market. Genzyme is pursuing FDA approval of a larger scale manufacturing process to supply Myozyme for the U.S. market, and an agency decision is now expected in the first half of next year. Production at this larger scale is already approved in 28 countries. The company is accelerating efforts to optimize product supply for the U.S. market until the FDA approves the larger-scale process. These efforts include temporarily transitioning some patients to a clinical access program through which they may receive Myozyme produced at the larger scale. The study of Myozyme involving patients with late-onset Pompe disease will conclude this year, and results will be available in the first part of next year for submission to regulatory authorities.

Sales of Fabrazyme® (agalsidase beta) increased 17 percent to $104.3 million, compared with $89.0 million in the same quarter last year. Sales of Cerezyme® (imiglucerase for injection) grew 11 percent to $283.0 million, compared with $254.0 million in the second quarter a year ago. Sales of Aldurazyme® (laronidase) grew 24 percent to $29.1 million, compared with $23.5 million in last year’s second quarter. Aldurazyme is marketed through a joint venture with BioMarin Pharmaceutical Inc.

Genzyme expects that it will receive approval to market Elaprase™ (idursulfase) in Japan by the end of this year. Elaprase is an enzyme replacement therapy for the treatment of the lysosomal storage disorder MPS II, also known as Hunter syndrome. Genzyme is commercializing Elaprase in Asia under an agreement with Shire plc.

Genzyme has completed enrollment in the open-label Phase 2 trial of the small molecule Genz-112638, a novel oral therapy being developed for the treatment of Gaucher disease. Based on positive results seen in the trial to date, the company intends to meet with regulatory agencies in the coming weeks to discuss an expedited development strategy. Initial observations for the first five patients were presented at Genzyme’s Analyst Day meeting in May and suggest that Genz-112638 may produce a rapid and meaningful impact on important clinical endpoints including reductions in spleen and liver volume, and an increase in platelet counts and hemoglobin concentration. Results for the sixth patient enrolled in the study have now been analyzed and are consistent with observations for the first five patients.

Sales of Thyrogen® (thyrotropin alfa for injection) grew 25 percent in the second quarter to $29.5 million, compared with $23.7 million in the period a year ago. Genzyme expects U.S. approval for Thyrogen’s use in thyroid cancer ablation procedures this year. This indication is included in the product’s labeling in the European Union and a number of other major markets. To potentially further broaden the use of thyrotropin alfa, Genzyme has initiated a phase 2 study of a novel formulation of recombinant TSH that will evaluate the product’s ability to benefit patients suffering from multinodular goiter.

Renal

Within the Renal business, sales of Renagel® (sevelamer hydrochloride) rose 14 percent to $145.0 million, up from $126.6 million in the second quarter a year ago. Renagel continues to gain market share based on its demonstrated clinical and economic benefits. Results from the Dialysis Clinical Outcomes Revisited (D-COR) study of Renagel have been accepted for publication in a major nephrology journal this fall. The study compared mortality and morbidity outcomes for patients on Renagel and patients receiving calcium-based phosphate binders.

Sales of Hectorol® (doxercalciferol) rose 22 percent to $27.3 million from $22.4 million a year ago. Hectorol is currently approved in the United States, and Genzyme is working to make the product available internationally.

Genzyme recently announced that the first of two phase 3 studies of tolevamer for Clostridium difficile-associated diarrhea did not meet its primary endpoint. This outcome changes the company’s expectation about the potential for commercializing tolevamer in the near future. Results from a second phase 3 study will be available later this year and will help Genzyme determine what contribution tolevamer might be able to make in addressing this serious unmet medical need.

Transplant

Sales of Thymoglobulin® (anti-thymocyte globulin, rabbit) and Lymphoglobuline® (anti-thymocyte globulin, equine) were $41.4 million in the second quarter, a 4 percent increase from $39.8 million in last year’s second quarter.

Biosurgery

Within the Biosurgery unit, second-quarter sales of Synvisc were $64.9 million, 2 percent greater than sales of $63.6 million in last year’s second quarter. Genzyme is focused on changing the clinical and economic picture in the competitive market for viscosupplementation products with the launch of the single-injection regimen, Synvisc-One.

Sales of Sepra® products rose 14 percent to $25.1 million in the second quarter, up from $22.0 million in last year’s second quarter. This increase is relatively consistent with previous quarters and reflects the growing use of Seprafilm® adhesion barrier in larger markets such as gynecologic surgery. Genzyme has increased the size of its U.S. Sepra sales force to drive the future growth of this product.

Genetics

Genetics revenue increased by 21 percent in the second quarter, as the business continues to gain momentum, spurred by increasing market share, growth in its clinical trial business, and broader recognition throughout the health care industry of the value of diagnostics in improving outcomes. Revenue was a record $73.7 million compared with $61.0 million in the same period a year ago.

Other

Other revenue increased 8 percent in the second quarter to $71.4 million, compared with $66.4 million in the same quarter last year. Other revenue includes sales of diagnostic products and pharmaceutical intermediates, royalties from the sale of WelChol® (colesevelem hydrochloride), and oncology revenue.

Oncology revenue increased significantly again this quarter, growing 27 percent to $17.4 million from $13.7 million in the second quarter a year ago. Oncology revenue includes sales of Clolar and profits and royalties for Campath.

Genzyme announced in May an agreement to acquire Bioenvision Inc. for approximately $345 million. The transaction process is moving forward as specified in the merger agreement. Bioenvision is preparing a proxy statement for its shareholders detailing the rationale for the merger and other material disclosures. A merger vote by Bioenvision shareholders is expected before the end of the year.

Genzyme and partner Bayer Schering Pharma AG, Germany, are moving ahead with a major program to complete the development of alemtuzumab for patients with multiple sclerosis. The companies have had extensive conversations with regulatory authorities in the United States and Europe and are preparing to conduct two phase 3 clinical trials, one involving previously untreated patients and one involving patients receiving an approved therapy whose disease has progressed. The former trial is expected to begin this quarter. Three-year data from the phase 2 clinical trial of alemtuzumab for relapsing-remitting multiple sclerosis are expected to be available later this year.

Expenses

Second-quarter operating expenses increased 10 percent compared with the same quarter last year, while revenue grew 18 percent, underscoring the leverage Genzyme is gaining from its global commercial infrastructure. Non-GAAP selling, general and administrative expenses were $240.2 million compared to $220.4 million in the second quarter last year. Non-GAAP SG&A spending represented 26 percent of revenue in the quarter, down from 28 percent in the second quarter last year.

Non-GAAP research and development spending rose to $154.3 million in the second quarter, up from $138.6 million in last year’s second quarter, reflecting increased spending on late-stage programs. Non-GAAP R&D spending represented 17 percent of revenue, consistent with last year’s second quarter.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 9,500 employees in locations spanning the globe and 2006 revenues of $3.2 billion. In 2007, Genzyme was chosen to receive the National Medal of Technology, the highest honor awarded by the President of the United States for technological innovation. In 2006 and 2007, Genzyme was selected by FORTUNE as one of the “100 Best Companies to Work for” in the United States.

With many established products and services helping patients in nearly 90 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and diagnostic testing. Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as immune disease, infectious disease and other areas of unmet medical need.

This press release contains forward-looking statements regarding Genzyme’s financial outlook and business plans and strategies, including: its non-GAAP earnings estimate for 2007; its expectation of a 20% compound average non-GAAP earnings growth rate through 2001; its product development plans and timelines and regulatory filing and action estimates, including for Mozobil in multiple myeloma and non-Hodgkin’s lymphoma, Renvela, Synvisc-One, Hylastan, Elaprase, Genz-112638, Thyrogen in thyroid ablation, TSH in multinodular goiter, Clolar in adult AML, Campath as first line treatment in B-CLL, alemtuzumab for MS, and Myozyme’s post-marketing study in late onset patients; its planned merger with Bioenvision, including the timing of Bioenvision’s proxy solicitation process and shareholder meeting; its estimated timeline for receipt of FDA approval for a larger-scale Myozyme manufacturing process and its Myozyme supply optimization efforts; and its expected drivers of future growth. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those forecasted. These risks and uncertainties include, among others: Genzyme’s ability to successfully complete preclinical and clinical development of its products and services; Genzyme’s ability to expand the use of current products in existing and new indications; Genzyme’s ability to obtain and maintain regulatory approvals for products and manufacturing facilities, including the larger-scale production of Myozyme and the timing of receipt of such approvals; Genzyme’s ability to manufacture products and product candidates in a timely and cost effective manner and in sufficient quantities to meet demand; Genzyme’s ability to maintain and enforce intellectual property rights; Genzyme’s ability to successfully identify and market to new patients; the scope of third-party reimbursement coverage for Genzyme’s products and services; Genzyme’s success in optimizing U.S. supply of Myozyme; and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Risk Factors” in Genzyme’s Quarterly Report on Form 10-Q for the period ended March 31, 2007. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of July 25, 2007 and Genzyme undertakes no obligation to update or revise the statements.

Genzyme®, Myozyme®, Fabrazyme®, Cerezyme®, Thyrogen®, Renagel®, Hectorol®, Thymoglobulin®, Lymphoglobuline®, Synvisc®, WelChol®, Sepra®, Seprafilm®, Campath® and Clolar® are registered trademarks and Mozobil™, Renvela™, Elaprase™, Hylastan™ are trademarks of Genzyme Corporation or its subsidiaries. All rights reserved.

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Conference Call Information

Genzyme Corporation will host a conference call today at 11:00 a.m. Eastern Time to discuss second-quarter financial results. To participate in the call, please dial 773-799-3828 and refer to pass code “Genzyme.” A replay of this call will be available by dialing 402-998-1342. This call will also be Webcast live on the investor events section of www.genzyme.com. Replays of the call and the Webcast will be available until midnight on August 1, 2007.

Upcoming Events

Genzyme Corporation will host a conference call October 24 at 11:00 a.m. Eastern Time to discuss third-quarter financial results. To participate in the call, please dial 773-799-3828 and refer to pass code “Genzyme.” A replay of this call will be available by dialing 402-998-1342. This call will also be Webcast live on the investor events section of www.genzyme.com. Replays of the call and the Webcast will be available until midnight October 31, 2007.

# # #

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-703-797-1866 outside the United States.

GENZYME CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

For the Three Months Ended June 30, 2007

(Amounts in thousands, except per share data)

		Dilution
		Due to
		Common Stock	Milestone		FAS 123R	GAAP
	NON-GAAP	Equivalents	Payment	Amortization	Expense	As Reported
Income Statement Classification:
Total revenues	$933,419					$933,419
Cost of products and services sold	$(210,733)				$(6,879)	$(217,612)
Selling, general and administrative	$(240,232)				$(43,018)	$(283,250)
Research and development	$(154,299)		$(25,000)		$(21,862)	$(201,161)
Amortization of intangibles	$—			$(49,465)		$(49,465)
Equity in income (loss) of equity method investments	$5,945					$5,945
Minority interest	$15					$15
Gains (losses) on investments in equity securities	$143					$143
Other	$(278)					$(278)
Investment income	$17,246					$17,246
Interest expense	$(3,621)					$(3,621)
Summary:
Income (loss) before income taxes	$347,605	$—	$(25,000)	$(49,465)	$(71,759)	$201,381
(Provision for) benefit from income taxes	$(108,940)	$—	$9,072	$17,654	$20,782	$(61,432)
Net income (loss)	$238,665	$—	$(15,928)	$(31,811)	$(50,977)	$139,949
Net income (loss) per share:
Basic	$0.90	$—	$(0.060)	$(0.121)	$(0.193)	$0.53
Diluted(1)	$0.88	$(0.022)	$(0.057)	$(0.113)	$(0.182)	$0.51
Weighted average shares outstanding:
Basic	263,911					263,911
Diluted(1)	270,878	9,686				280,564

(1)             GAAP As-Reported diluted earnings per share and diluted weighted average shares outstanding reflect the adoption of EITF 04-8. In accordance with the provisions of EITF 04-8, interest and debt fees related to our 1.25% convertible senior notes of $1,886K, net of tax, have been added back to net income and approximately 9,686K shares have been added to diluted weighted average shares for purposes of computing GAAP As-Reported diluted earnings per share.

GENZYME CORPORATION (GENZ)

Consolidated Statements of Operations

(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Total revenues	$933,419	$793,356	$1,816,602	$1,524,198
Operating costs and expenses:
Cost of products and services sold (1)	217,612	185,333	420,075	352,283
Selling, general and administrative (1)	283,250	273,480	552,271	504,149
Research and development (1,2)	201,161	168,941	367,281	321,264
Amortization of intangibles	49,465	52,883	99,482	105,575
Total operating costs and expenses	751,488	680,637	1,439,109	1,283,271
Operating income	181,931	112,719	377,493	240,927
Other income (expenses):
Equity in income of equity method investments	5,945	3,854	11,557	6,100
Minority interest	15	2,750	3,927	5,196
Gain on investments in equity securities (3)	143	66,967	12,931	74,909
Other	(278)	(319)	(803)	(458)
Investment income	17,246	12,563	33,465	22,641
Interest expense	(3,621)	(4,035)	(7,809)	(8,473)
Total other income (expenses)	19,450	81,780	53,268	99,915
Income before income taxes(1)	201,381	194,499	430,761	340,842
Provision for income taxes(1)	(61,432)	(60,002)	(132,625)	(105,371)
Net income(1)	$139,949	$134,497	$298,136	$235,471
Net income per share:
Basic	$0.53	$0.52	$1.13	$0.91
Diluted(1,4)	$0.51	$0.49	$1.08	$0.86
Weighted average shares outstanding:
Basic	263,911	260,444	263,693	260,076
Diluted(1,4)	280,564	276,312	280,244	276,560

(1)             In accordance with the provisions of Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards No., or FAS, 123R, “Share-Based Payment, an amendment of FASB Statement Nos. 123 and 95,” we recorded pre-tax charges for stock-based compensation expense and related tax benefits of:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Cost of products and services sold	$(6,879)	$(4,927)	$(12,775)	$(7,230)
Selling, general and administrative expense	(43,018)	(52,692)	(65,517)	(72,139)
Research and development expense	(21,862)	(25,269)	(34,174)	(36,126)
Total pre-tax charges for stock-based compensation expense	(71,759)	(82,888)	(112,466)	(115,495)
Tax benefit	20,782	27,577	33,214	37,925
Stock-based compensation expense, net of tax	$(50,977)	$(55,311)	$(79,252)	$(77,570)

Diluted earnings per share and diluted weighted average shares outstanding for the three and six months ended June 30, 2007 and 2006 were computed according to the provisions of FAS 123R.

(2)             Includes a charge of $(25,000)K for an upfront milestone payment paid to Ceregene Inc. in June 2007 for the development and commercialization of certain gene therapy products.

(3)             For the six months ended June 30, 2007, includes a pre-tax gain of $10,848K recorded on the sale of our entire investment in the common stock of Therapeutic Human Polyclonals Inc. in March 2007, which had a zero cost basis. For the three and six months ended June 30, 2006, includes pre-tax gains of $69,359K related to the liquidation of our investment in the common stock of Cambridge Antibody Technology Group plc in May and June 2006.

(4)             Reflects the retroactive application of the adoption of Emerging Issues Task Force Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share,” or EITF 04-8. As a result of the adoption of EITF 04-8, the 9,686K shares issuable upon conversion of our $690,000K in principal of 1.25% convertible senior notes, which were issued in December 2003, are now included in diluted weighted average shares outstanding for purposes of computing diluted earnings per share, unless the effect would be anti-dilutive. In accordance with EITF 04-8, interest and debt fees related to these notes of $1.9 million, net of tax, for the three months ended June 30, 2007 and 2006 and $3.8 million, net of tax, for the six months ended June 30, 2007 and 2006 have been added back to net income and 9,686K shares have been added to diluted weighted average shares outstanding for each of those periods for purposes of computing diluted earnings per share.

GENZYME CORPORATION (GENZ)

Condensed Consolidated Balance Sheets

(Unaudited, amounts in thousands)

	June 30,	December 31,
	2007	2006
Cash and all marketable securities	$1,500,148	$1,285,604
Other current assets	1,504,093	1,377,437
Property, plant and equipment, net	1,742,651	1,610,593
Intangibles, net	2,717,921	2,790,819
Other assets	192,490	126,735
Total assets	$7,657,303	$7,191,188

Current liabilities	$645,798	$651,439
Noncurrent liabilities	866,068	879,038
Stockholders’ equity	6,145,437	5,660,711
Total liabilities and stockholders’ equity	$7,657,303	$7,191,188

Genzyme Corporation (GENZ)
Analyst Schedule
(Unaudited, amounts in thousands, except percentage amounts)

						Q2-07
						vs.
						Q2-06			YTD
	Q2-06	Q3-06	Q4-06	Q1-07	Q2-07	% B/(W)	FY 2005	FY 2006	6/30/07
Total revenues:
Renal
Renagel phosphate binder (including Sevelamer)	$126,599	$134,722	$135,143	$137,384	$144,954	14%	$417,485	$515,119	$282,338
Hectorol	22,412	25,482	26,562	28,293	27,295	22%	34,515	93,360	55,588
Other Renal	(31)	—	—	—	—	100%	—	—	—
Total Renal product and service revenue	148,980	160,204	161,705	165,677	172,249	16%	452,000	608,479	337,926
Renal R&D revenue	—	—	—	—	—		—	—	—
Total Renal	148,980	160,204	161,705	165,677	172,249	16%	452,000	608,479	337,926

Therapeutics
Cerezyme enzyme	253,989	252,227	261,811	263,791	282,979	11%	932,322	1,007,036	546,770
Fabrazyme enzyme	89,041	93,170	96,560	100,664	104,349	17%	305,064	359,274	205,013
Thyrogen hormone	23,723	22,396	24,575	26,338	29,540	25%	77,740	93,687	55,878
Myozyme enzyme	6,531	20,402	30,254	37,919	46,745	>100%	3,827	59,238	84,664
Other Therapeutics	78	72	183	167	705	>100%	2,292	410	872
Total Therapeutics product and service revenue	373,362	388,267	413,383	428,879	464,318	24%	1,321,245	1,519,645	893,197
Therapeutics R&D revenue	—	—	68	638	431		789	1,068	1,069
Total Therapeutics	373,362	388,267	413,451	429,517	464,749	24%	1,322,034	1,520,713	894,266

Transplant
Thymoglobulin/Lymphoglobuline	39,812	37,619	39,250	39,442	41,376	4%	127,739	149,541	80,818
Other Transplant	1,400	1,622	1,997	1,655	2,048	46%	18,143	6,425	3,703
Total Transplant product and service revenue	41,212	39,241	41,247	41,097	43,424	5%	145,882	155,966	84,521
Transplant R&D revenue	—	—	—	180	—		30	—	180
Total Transplant	41,212	39,241	41,247	41,277	43,424	5%	145,912	155,966	84,701

Biosurgery
Synvisc viscosupplementation product and services	63,590	55,930	61,075	53,596	64,863	2%	218,908	233,858	118,459
Sepra products	21,961	21,054	22,908	23,115	25,076	14%	68,171	85,338	48,191
Other Biosurgery	16,849	16,465	16,312	19,934	16,724	(1)%	65,953	67,480	36,658
Total Biosurgery product and service revenue	102,400	93,449	100,295	96,645	106,663	4%	353,032	386,676	203,308
Biosurgery R&D revenue	1	—	888	1,748	1,226	>100%	144	893	2,974
Total Biosurgery	102,401	93,449	101,183	98,393	107,889	5%	353,176	387,569	206,282

Genetics
Genetic Testing	61,041	61,360	61,004	66,158	73,714	21%	222,328	240,857	139,872
Total Genetics product and service revenue	61,041	61,360	61,004	66,158	73,714	21%	222,328	240,857	139,872
Genetics R&D revenue	—	—	—	—	—		—	—	—
Total Genetics	61,041	61,360	61,004	66,158	73,714	21%	222,328	240,857	139,872

Other
Other product and service revenue	62,752	62,863	70,605	75,615	67,589	8%	220,195	257,904	143,204
Total Other product and service revenue	62,752	62,863	70,605	75,615	67,589	8%	220,195	257,904	143,204
Other R&D revenue	3,608	3,190	5,046	6,546	3,805	5%	19,197	15,525	10,351
Total Other	66,360	66,053	75,651	82,161	71,394	8%	239,392	273,429	153,555
Total revenues	$793,356	$808,574	$854,241	$883,183	$933,419	18%	$2,734,842	$3,187,013	$1,816,602

Genzyme Corporation (GENZ)
Analyst Schedule
(Unaudited, amounts in thousands, except percentage and per share amounts)

						Q2-07
						vs.
						Q2-06			YTD
	Q2-06	Q3-06	Q4-06	Q1-07	Q2-07	% B/(W)	FY 2005	FY 2006	6/30/07
Revenues:
Total product and service revenue	$789,747	$805,384	$848,239	$874,071	$927,957	18%	$2,714,682	$3,169,527	$1,802,028
Total R&D revenue	3,609	3,190	6,002	9,112	5,462	51%	20,160	17,486	14,574
Total revenues	793,356	808,574	854,241	883,183	933,419	18%	2,734,842	3,187,013	1,816,602

Total product and service gross profit(1)	604,414	620,708	649,527	671,608	710,345	18%	2,082,030	2,433,856	1,381,953

SG&A expense(1)	273,480	239,700	266,551	269,021	283,250	(4)%	787,839	1,010,400	552,271

R&D expense(1,2)	168,941	162,293	166,394	166,120	201,161	(19)%	502,657	649,951	367,281

Amortization of intangibles	52,883	50,542	53,238	50,017	49,465	6%	181,632	209,355	99,482

Purchase of in-process research and development(3)	—	—	552,900	—	—		29,200	552,900	—

Charge for impaired goodwill(4)	—	219,245	—	—	—		—	219,245	—

Operating income (loss)	112,719	(47,882)	(383,554)	195,562	181,931	61%	600,862	(190,509)	377,493

Other income (expenses):
Equity in income of equity method investments	3,854	4,530	5,075	5,612	5,945	54%	151	15,705	11,557
Minority interest	2,750	2,545	2,677	3,912	15	(99)%	11,952	10,418	3,927
Gain (loss) on investments in equity securities(5)	66,967	128	(1,807)	12,788	143	(100)%	5,698	73,230	12,931
Other	(319)	(873)	(714)	(525)	(278)	13%	(1,535)	(2,045)	(803)
Investment income	12,563	16,760	16,600	16,219	17,246	37%	31,429	56,001	33,465
Interest expense	(4,035)	(3,772)	(3,233)	(4,188)	(3,621)	10%	(19,638)	(15,478)	(7,809)

Income (loss) before income taxes (1)	194,499	(28,564)	(364,956)	229,380	201,381	4%	628,919	(52,678)	430,761

(Provision for) benefit from income taxes(1)	(60,002)	44,530	96,722	(71,193)	(61,432)	(2)%	(187,430)	35,881	(132,625)

Net income (loss)(1)	$134,497	$15,966	$(268,234)	$158,187	$139,949	4%	$441,489	$(16,797)	$298,136

Net income (loss) per share-diluted(1,6,7)	$0.49	$0.06	$(1.02)	$0.57	$0.51	4%	$1.65	$(0.06)	$1.08

Weighted average shares outstanding-diluted(1,6,7)	276,312	278,271	262,803	279,924	280,564	2%	272,224	261,124	280,244

Genzyme Corporation (GENZ)
Analyst Schedule
(Unaudited, amounts in thousands, except percentage amounts)

								YTD
	Q2-06	Q3-06	Q4-06	Q1-07	Q2-07	FY 2005	FY 2006	6/30/07
Total product and service revenue	$789,747	$805,384	$848,239	$874,071	$927,957	$2,714,682	$3,169,527	$1,802,028
As a % of total product and service revenue:
Renagel phosphate binder (including Sevelamer)	16%	17%	16%	16%	16%	15%	16%	16%
Hectorol	3%	3%	3%	3%	3%	1%	3%	3%
Cerezyme enzyme	32%	31%	31%	30%	31%	34%	32%	30%
Fabrazyme enzyme	11%	11%	11%	12%	11%	11%	11%	11%
Thyrogen hormone	3%	3%	3%	3%	3%	3%	3%	3%
Myozyme enzyme	1%	3%	3%	4%	5%	0%	2%	5%
Thymoglobulin/ Lymphoglobuline	5%	5%	5%	5%	4%	5%	5%	4%
Synvisc viscosupplementation product and services	8%	7%	7%	6%	7%	8%	7%	7%
Sepra products	3%	3%	3%	3%	3%	3%	3%	3%
Genetics testing	8%	8%	7%	7%	8%	8%	8%	8%
Other	10%	10%	11%	11%	9%	11%	10%	10%
	100%	100%	100%	100%	100%	100%	100%	100%

Total product and service gross margin	77%	77%	77%	77%	77%	77%	77%	77%

Total revenues	$793,356	$808,574	$854,241	$883,183	$933,419	$2,734,842	$3,187,013	$1,816,602

SG&A expense as a % of total revenue	34%	30%	31%	30%	30%	29%	32%	30%
R&D expense as a % of total revenue	21%	20%	19%	19%	22%	18%	20%	20%
Operating income (loss) as a % of total revenue	14%	(6)%	(45)%	22%	19%	22%	(6)%	21%

Benefit from income taxes as a % of profit (loss) before tax	31%	156%	27%	31%	31%	30%	68%	31%

Condensed Consolidated Balance Sheet Information:	6/30/06	9/30/06	12/31/06	3/31/07	6/30/07	12/31/05	12/31/06	6/30/07
Cash and all marketable securities	$1,358,240	$1,675,599	$1,285,604	$1,450,125	$1,500,148	$1,089,102	$1,285,604	$1,500,148
Other current assets	1,392,290	1,319,235	1,377,437	1,436,061	1,504,093	1,179,093	1,377,437	1,504,093
Property, plant and equipment, net	1,458,222	1,513,632	1,610,593	1,670,848	1,742,651	1,320,813	1,610,593	1,742,651
Intangibles, net (4)	3,028,777	2,773,653	2,790,819	2,756,036	2,717,921	3,078,461	2,790,819	2,717,921
Other assets	135,342	142,919	126,735	161,595	192,490	211,396	126,735	192,490
Total assets	$7,372,871	$7,425,038	$7,191,188	$7,474,665	$7,657,303	$6,878,865	$7,191,188	$7,657,303

Current liabilities	$616,632	$552,091	$651,439	$661,321	$645,798	$550,023	$651,439	$645,798
Noncurrent liabilities	1,111,591	1,088,114	879,038	866,893	866,068	1,178,975	879,038	866,068
Stockholders’ equity	5,644,648	5,784,833	5,660,711	5,946,451	6,145,437	5,149,867	5,660,711	6,145,437
Total liabilities and stockholders’ equity	$7,372,871	$7,425,038	$7,191,188	$7,474,665	$7,657,303	$6,878,865	$7,191,188	$7,657,303

Notes:

(1)             Reflects the adoption of Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards No., or FAS, 123R, “Share-Based Payment, an amendment of FASB Statement Nos. 123 and 95,” using the modified prospective basis effective January 1, 2006.  For the periods of 2006 and 2007 presented, we recorded pre-tax charges for stock-based compensation expense and related tax benefits of:

						YTD	YTD
	Q2-06	Q3-06	Q4-06	Q1-07	Q2-07	12/31/06	6/30/07
Cost of products and services sold	$(4,927)	$(5,663)	$(8,537)	$(5,896)	$(6,879)	$(21,430)	$(12,775)
Selling, general and administrative expense	(52,692)	(24,421)	(25,262)	(22,499)	(43,018)	(121,822)	(65,517)
Research and development expense	(25,269)	(14,556)	(14,566)	(12,312)	(21,862)	(65,248)	(34,174)
Total pre-tax charges for stock compensation expense	(82,888)	(44,640)	(48,365)	(40,707)	(71,759)	(208,500)	(112,466)
Tax benefit	27,577	14,312	14,094	12,432	20,782	66,331	33,214
Stock-based compensation expense, net of tax	$(55,311)	$(30,328)	$(34,271)	$(28,275)	$(50,977)	$(142,169)	$(79,252)

Diluted earnings per share and diluted weighted average shares outstanding for these periods were computed according to the provisions of FAS 123R.

(2)             Includes a charge of $(25,000)K for an upfront milestone payment paid to Ceregene Inc. in June 2007 for the development and commercialization of certain gene therapy products.

(3)             Includes charges for the purchase of in-process research and development of $(552,900)K related to our acquisition of AnorMED Inc. in November 2006, $(7,000)K related to our acquisition of gene therapy assets from Avigen, Inc. in December 2005, $(12,700)K related to our acquisition of Bone Care International, Inc. in July 2005 and $(9,500)K related to our acquisition of Verigen AG in February 2005.

(4)             Represents the write off of the goodwill related to our Genetics reporting unit.  In accordance with FAS 142, “Goodwill and Other Intangible Assets,” we completed the annual impairment tests for our $1.3 billion of net goodwill in the third quarter of 2006 and determined that the fair value of the net assets of our Genetics reporting unit was lower than the carrying value, indicating potential impairment.  Based on our analysis, we concluded that the goodwill assigned to our Genetics reporting unit is fully impaired.

(5)             Includes pre-tax gains of $69,359K related to the liquidation of our investment in the common stock of Cambridge Antibody Technology Group plc in May and June 2006, and $10,848K related to the sale of our entire investment in the common stock of Therapeutic Human Polyclonals, Inc. in March 2007, which had a zero cost-basis.

(6)             All periods, except the three months and the year ended December 31, 2006 include:  (i) the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock and (ii) the potentially dilutive effect of the assumed conversion of our 1.25% convertible senior notes.

For the three months and the year ended December 31, 2006, excludes:  (i) the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock and (ii) the potentially dilutive  effect of the assumed conversion of our convertible senior notes because the effect would be anti-dilutive due to our net loss for each of those periods.

(7)             All periods, except the three months and the year ended December 31, 2006, reflect the adoption of Emerging Issues Task Force Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share,” or EITF 04-8.  As a result of the adoption of EITF 04-8, interest and debt fees, net of tax, related to our $690,000K in principal of 1.25% convertible senior notes, which were issued in December 2003, have been added back to net income and the 9,686K shares issuable upon conversion of these notes are now included in diluted weighted average shares for purposes of computing diluted earnings per share, unless the effect would be anti-dilutive.